Exhibit 23.1

[Deloitte & Touche LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 5, 2013 (June 21, 2013, as to the effects of the correction discussed in Note 1 Significant Accounting Policies, Circulation Delivery Contract Accounting Correction), relating to the consolidated financial statements of The McClatchy Company, and the effectiveness of The McClatchy Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of The McClatchy Company for the year ended December 30, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Sacramento, California
June 21, 2013